[letterhead]

                            DRINKER BIDDLE & REATH
                       1345 Chestnut Street, Suite 1100
                            Philadelphia, PA 19107
                                (215) 988-2700



                              November 17, 1995



The Woodward Funds
c/o NBD Bank,
Transfer Agent
P.O. Box 7058
Troy, Michigan  48007-7058

        Re:    Post-Effective Amendment No. 26 to Registration
               Statement on Form N-1A for The Woodward Funds
               (Registration No. 33-13990; 811-5148)
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Gentlemen:

               We have acted as counsel for The Woodward Funds, a Massachusetts Business Trust (the "Trust"), in connection with the registration of 1,117,226,401 shares of beneficial interest (the "Shares"), pursuant to Post-Effective Amendment No. 26 to the Trust's Registration Statement under the Securities Act of 1933. The registration of the Shares has been made in reliance upon Section 24(e)(1) of the Investment Company Act of 1940. The Trust is an open-end investment company that is authorized to issue an unlimited number of shares of beneficial interest, par value $.10 per share.

               We have reviewed the Trust's Declaration of Trust, its Code of Regulations, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have deemed appropriate. We have also obtained an opinion of Massachusetts counsel as to matters to which the laws of the Commonwealth of Massachusetts are applicable.

               Based on the foregoing, we are of the opinion that the Shares, when issued for payment as described in the Trust's Prospectuses, will be validly issued, fully paid and non-assessable by the Trust.

               Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in any written agreement, undertaking or obligation made or issued on behalf of the Trust. The Declaration of Trust provides for indemnification out of the assets of the Trust for all loss and expense of any shareholder held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

               We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 26 to the Trust's Registration Statement.


                                        Very truly yours,

                                        /s/ DRINKER BIDDLE & REATH
                                        -----------------------------
                                        DRINKER BIDDLE & REATH